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                                                               Exhibit 10(i)(ii)


     Amendment to the Retirement Benefit Restoration Plan Adopted by the Board of Directors on October 16, 2001

     Section 5.7 of the Becton, Dickinson and Company Retirement Benefit Restoration Plan is amended effective as of November 1, 2001 to read in its entirety as follows:

5.7 Notwithstanding any other provision of this Plan,

     (a) the Committee may defer the distribution of any Plan benefits to a Participant if the Committee anticipates that the amount of such Plan benefits, or any portion thereof, would be nondeductible for corporate income tax purposes to the Company pursuant to Section 162(m) of the Code; and

     (b) a Participant who is a participant in the Becton, Dickinson and Company Deferred Compensation Plan (the "DCP"), on or after November 1, 2001, may elect to defer receipt of any amount otherwise payable under this Plan, provided that such a deferral election must be made at least twelve (12) months before the date that the distribution is otherwise payable to the Participant under this Plan. Once made, any such deferral election cannot be changed or revoked except as provided in the DCP. Such deferred distribution shall be credited to the Participant's Deferred SERP Distribution Account under the DCP as soon as practicable after such amount would otherwise have been paid to the Participant under this Plan. If the Participant otherwise becomes entitled to a distribution under this Plan after having made a deferral election and before the end of the applicable twelve-month period, such deferral election shall be ineffective and the applicable distribution shall be made under this Plan and not deferred under the DCP. In all events, if an amount otherwise payable hereunder is deferred under the DCP in accordance with the foregoing provisions, the Participant shall have no further right or interest under this Plan and the amount to which the Participant is entitled thereafter shall be determined solely under the terms of the DCP.